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This announcement is neither an offer to purchase nor a solicitation of an offer to sell Shares. The Offer is made solely by the Offer to Purchase, dated as of June 14, 1999 (the "Offer to Purchase") and the related Letter of Transmittal, and is being made to all holders of Shares. The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction or any administrative or judicial action pursuant thereto. Notice of Offer to Purchase 5,440,000 Shares of Common Stock (including the Associated Preferred Share Purchase Rights) of QMS, Inc. at $6.25 Net Per Share in Cash by Minolta Investments Company a wholly owned subsidiary of Minolta Co., Ltd. Minolta Investments Company, a Delaware corporation ("Purchaser") and a wholly owned subsidiary of Minolta Co., Ltd., a Japanese corporation ("Parent"), hereby offers to purchase 5,440,000 shares of common stock, par value $0.01 per share (the "Common Stock"), of QMS, Inc., a Delaware corporation (the "Company"), and the associated rights to purchase shares of the Series A Participating Preferred Stock of the Company (the "Rights" and, together with the Common Stock, the "Shares") issued pursuant to the Rights Agreement, dated as of March 8, 1999, by and between the Company and South Alabama Trust Company, Inc., as Rights Agent, at a price of $6.25 per Share, net to the seller in cash, without interest thereon, upon the terms and subject to the conditions set forth in the Offer to Purchase and in the related Letter of Transmittal (which together with any amendments or supplements thereto constitute the "Offer"). Parent and Purchaser are sometimes collectively referred to herein as the "Acquirors." THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON MONDAY, JULY 12, 1999, UNLESS THE OFFER IS EXTENDED. The Offer is conditioned upon, among other things, there being validly tendered and not properly withdrawn prior to the Expiration Date (as defined below) that number of Shares which, together with the Shares owned by the Acquirors (collectively, the "Minimum Number of Shares"), would represent 51% of the outstanding Shares on a fully diluted basis. Upon the terms and subject to the conditions of the Offer, if more than 5,440,000 Shares are validly tendered prior to the Expiration Date and not withdrawn in accordance with the Offer to Purchase, Purchaser will accept for payment and pay for 5,440,000 Shares, on a pro rata basis (with appropriate adjustments to avoid purchases of fractional Shares) according to the number of Shares properly tendered by each Stockholder on or prior to the Expiration Date and not withdrawn. Purchaser reserves the right (but shall not be obligated) to accept for payment more than 5,440,000 Shares pursuant to the Offer. Tendered Shares not purchased because of

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proration will be returned. The Offer is being made pursuant to a Stock
Purchase Agreement (the "Stock Purchase Agreement"), dated as of June 7, 1999, among the Company, Parent, and Purchaser. Pursuant to the Stock Purchase Agreement, Parent purchased 2,130,000 Shares, and currently owns approximately 16.6% of the outstanding Common Stock of the Company (the "Stock Purchase").

As a result of the Stock Purchase and the consummation of the Offer, Purchaser will own a majority of the outstanding Shares and acquire control of the Company. The purpose of the Offer is to acquire control of the Company. The Board of Directors of the Company has unanimously determined that the Offer and the Stock Purchase Agreement are fair to, and in the best interests of, the Company and its stockholders, has unanimously approved the Offer and the Stock Purchase Agreement and recommends that the Company's stockholders accept the Offer and tender their Shares pursuant thereto. For purposes of the Offer, Purchaser will be deemed to have accepted for payment, and thereby purchased, Shares validly tendered and not withdrawn as, if and when Purchaser gives oral or written notice to Harris Trust Company of New York, as Depositary (the "Depositary") of Purchaser's acceptance of such Shares for payment pursuant to the Offer. In all cases, upon the terms and subject to the conditions of the Offer, payment for Shares purchased pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payment from Purchaser and transmitting payment to validly tendering stockholders. In all cases, payment for Shares purchased pursuant to the Offer will be made only after timely receipt by the Depositary of (i) certificates representing such Shares or timely confirmation of the book-entry transfer of such Shares into the Depositary's account at The Depository Trust Company (the "Book-Entry Transfer Facility"), pursuant to the procedures set forth in the Offer to Purchase, (ii) the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees, or an Agent's Message (as defined in the Offer to Purchase) in connection with a book entry transfer and (iii) any other documents required by the Letter of Transmittal.

Payment for Shares accepted for payment pursuant to the Offer may be delayed in the event of proration due to the difficulty of determining the number of Shares validly tendered and not withdrawn. If, prior to the Expiration Date, Purchaser shall increase the consideration offered to holders of Shares pursuant to the Offer, such increased consideration shall be paid to all holders of Shares that are purchased pursuant to the Offer, whether or not such Shares were tendered prior to such increase in consideration. Under no circumstances will interest on the purchase price for Shares be paid by Purchaser by reason of any delay in making such payment. The term "Expiration Date" means 12:00 midnight, New York City time, on July 12, 1999, unless and until Purchaser, in its sole discretion, shall have extended the period of time for which the Offer is open, in which event the term "Expiration Date" shall mean the time and date at which the Offer, as so extended by Purchaser, shall expire (provided, however, that, the Expiration Date shall not be extended beyond September 1, 1999). Any such extension will be followed by a public announcement thereof by no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. During any such extension, all Shares previously tendered and not withdrawn will remain subject to the Offer, subject to the right of a tendering stockholder to withdraw such Shares. Without limiting the manner in which Purchaser may choose to make any public announcement, Purchaser currently intends to make announcements by issuing a press release to the Dow Jones News Service. Except as otherwise provided by law or as provided by applicable law, tenders of Shares made pursuant to the Offer are irrevocable. Shares tendered pursuant to the Offer may be accepted for payment as provided herein, may also be withdrawn at any time after August 12, 1999 (or such later date as may apply in case the Offer is extended). A withdrawal of a share of Common Stock will also constitute a withdrawal of the associated Right. Rights may not be withdrawn unless the associated shares of Common Stock are also withdrawn. To be effective, a written, telegraphic or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of the Offer to Purchase. Any such notice of withdrawal must specify the name of the person who tendered the Shares to be

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withdrawn, the number of Shares to be withdrawn and the name of the registered holder of the Shares to be withdrawn, if different from the name of the person who tendered the Shares. If certificates evidencing Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such certificates, the serial numbers shown on such certificates must be submitted to the Depositary and, unless such Shares have been tendered by an Eligible Institution (as defined in the Offer to Purchase), the signatures on the notice of withdrawal must be guaranteed by an Eligible Institution. If Shares have been delivered pursuant to the procedures for book-entry transfer as set forth in the Offer, any notice of withdrawal must also specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares and otherwise comply with such Book-Entry Transfer Facility's procedures. Withdrawals of Shares may not be rescinded. Any Shares properly withdrawn will be deemed not validly tendered for purposes of the Offer, but may be retendered at any subsequent time prior to the Expiration Date by following any of the procedures described in the Offer. All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by Purchaser, in its sole discretion, whose determination shall be final and binding. The information required to be disclosed by paragraph
(c)(1)(vii) of Rule 14d-6 under the Securities Exchange Act of 1934, as amended, is contained in the Offer to Purchase and is incorporated herein by reference. The Company has provided Purchaser with the Company's stockholder lists and security position listings for the purpose of disseminating the Offer to holders of Shares. The Offer to Purchase, the related Letter of Transmittal and other materials will be mailed to record holders of Shares and will be furnished to brokers, dealers, bankers and similar persons whose names, or the names of whose nominees, appear on the stockholder lists or, if applicable, who are listed as participants in a clearing agency's security position listing, for subsequent transmittal to beneficial owners of Shares. The Offer to Purchase and the related Letter of Transmittal contain important information and should be read carefully before any decision is made with respect to the Offer. Questions and requests for assistance or additional copies of the Offer to Purchase, Letter of Transmittal and other tender offer documents may be directed to the Information Agent, at the address and telephone number set forth below, and copies will be furnished promptly at Purchaser's expense. Purchaser will not pay any fees or commissions to any broker or dealer or other person other than the Depositary and the Information Agent for solicitating tenders of Shares pursuant to the Offer. The Information Agent for the Offer is: 501 Madison Avenue, 20th Floor New York, New York 10022 Telephone: (212) 750-5833 or Call Toll Free: (888) 750-5834 June 14, 1999.